Exhibit 99.1

IDT Corporation’s NRS Subsidiary Sells 2.5% Minority Stake

to Alta Fox Capital Management for $10 million

NEWARK, NJ – September 29, 2021: IDT Corporation (NYSE: IDT), a global provider of fintech, cloud communications and traditional communications services, announced today that its National Retail Solutions (NRS) subsidiary has concluded the sale of a two and one-half percent stake (calculated on a fully diluted basis, including equity incentive grants) for $10 million to Alta Fox Capital Management, a private investment fund based in Fort Worth, Texas.

NRS operates a point-of-sale (POS)-based platform that enables independent retailers to operate and process transactions more effectively, while providing advertisers and consumer marketers with unprecedented reach into underserved consumer markets. NRS generated revenue of $21.2 million in the twelve months ended April 30, 2021, and increased quarterly revenue by 123% year over year. IDT holds an approximately 81% equity interest in NRS (on a fully-diluted basis) following the sale.

“NRS is a market-leading point of sale provider to bodegas and other independent convenience retailers, and we have only just begun to tap its potential,” said Elie Y. Katz, President of NRS.

“Given IDT’s strong balance sheet and ample cash flows from our mature businesses, we have been reluctant to accept outside investments in NRS,” said Marcelo Fischer, IDT’s Chief Financial Officer. “However, Alta Fox has demonstrated a deep understanding of our markets and growth opportunities, including expansion into adjacent markets. We are excited to have their support.”

“We are impressed by the quality of the NRS business and leadership team,” said Connor Haley, Alta Fox’s Founder and Managing Partner. “NRS has many of the characteristics we seek in our portfolio companies including market leadership, multiple high-margin revenue streams, and a significant revenue growth rate. We believe that NRS has the potential to be worth many multiples of the over $400 million implied enterprise value from our investment as management continues to execute on its strategic roadmap.”

About IDT Corporation:

IDT Corporation (NYSE: IDT) is a global provider of fintech, cloud communications and traditional communications services.  We make it easier for families to connect, support and share across international borders. We also enable businesses to transact and communicate with their customers with enhanced intelligence and insight.

Our BOSS Revolution branded money transfer, mobile top-up and international calling services make sending money and speaking with friends and family around the world convenient and reliable.  National Retail Solutions’ (NRS) point-of-sale retail network enables independent retailers to operate and process transactions more effectively while providing advertisers and consumer marketers with unprecedented reach into underserved consumer markets.  net2phone’s unified communications as a service solution provides businesses with intelligently integrated cloud communications and collaboration solutions across channels and devices. Our IDT Carrier Services and IDT Express wholesale offerings enable communications companies to provision and manage international voice and SMS services.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

Bill Ulrey

IDT Investor Relations

Phone: (973) 438-3838

E-mail: invest@idt.net

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